NEWS

For Immediate Release

Editorial Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse to Complete Audit of Fiscal Years 2006 and 2007 in

the Second Calendar Quarter of 2008

CAMARILLO, Calif. — March 4, 2008 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS) today announced that the evaluation of the impact of the previously disclosed backdating of stock options will not be completed by March 31, 2008. Accordingly, the Company now estimates that the audit of its financial statements for fiscal years 2006 and 2007 will be completed in the second quarter of calendar 2008.

“This project remains the top priority for Vitesse’s management team and audit committee. We will continue to work diligently to finish the audits as soon as practicable,” said Rich Yonker, CFO of Vitesse Semiconductor.

In its State-of-the-Company conference call held on February 12, 2008, Vitesse said that it was targeting March 31, 2008 as the completion date of its audited financial statements for fiscal years 2006 and 2007. The Company also disclosed that there was no safety margin in the schedule and that any additional delays in completing the audits would result in a delay of the completion date to the second quarter of calendar year 2008.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise Ethernet networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” and similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Vitesse with the Securities and Exchange Commission and include the fact that we have disclosed that you should not rely upon our published financial statements and the fact that we have not filed all of our reports required by the Securities Exchange Act of 1934. More information on factors that could affect our business and financial results are included in our public filings made with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance, including, but not limited to, the risks that the recently announced proposed settlement of certain lawsuits against the Company will not be completed or approved by the court, that any court approval will be successfully reversed on appeal, or that the settlement agreement is terminated or cancelled under its terms. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Vitesse to Complete Audit in Second Calendar Quarter

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